UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2010

Chesapeake Utilities Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Silver Lake Boulevard, Dover, Delaware	19904
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 734-6799

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Certain Officers and a Director.
On February 24, 2010, the Board of Directors of Chesapeake Utilities Corporation (the “Company”) approved the appointment of John R. Schimkaitis to serve as Vice Chairman of the Board of Directors, effective March 1, 2010. He will continue to serve in his current role as Chief Executive Officer. The Board also promoted Michael P. McMasters to President of the Company, effective March 1, 2010. Mr. McMasters will continue in his current role as Chief Operating Officer. On the same date, the Board of Directors increased the size of the board from twelve to thirteen directors and appointed Mr. McMasters to fill the resulting vacancy, effective March 1, 2010.  Mr. McMasters will not serve as a member of any Committee of the Board of Directors. He will serve as a Class III director until the Company’s next Annual Meeting of Stockholders. Mr. McMasters is an executive officer of the Company and, as such, will receive no additional compensation for his service as a director.

Mr. Schimkaitis, age 62, was appointed to serve as Chief Executive Officer in January 1999. He served as the Company’s President since 1997 and as a director of the Company since 1996. Mr. Schimkaitis previously served as the Company’s President and Chief Operating Officer, and prior thereto as Executive Vice President, Senior Vice President, Chief Financial Officer, Vice President, Treasurer, Assistant Treasurer, and Assistant Secretary of the Company. Mr. Schimkaitis has thirty-seven years of experience in the utilities industry.

Mr. McMasters, age 51, was appointed as the Company’s Executive Vice President and Chief Operating Officer in September of 2008. Previously, he served as the Company’s Chief Financial Officer since 1997 and as Senior Vice President since 2004. Mr. McMasters is responsible for the oversight of each of the Company’s business units as well as the Human Resources and Information Technology departments. Prior to his current position, he held the positions of Vice President, Treasurer, Director of Accounting and Rates, and Controller of the Company. In addition to his tenure with Chesapeake, Mr. McMasters also served as Director of Operations Planning for Equitable Gas Company. He has twenty-seven years of experience in the utilities industry.

Messrs. Schimkaitis and McMasters have employment agreements with the Company, which were included as exhibits to the Company’s Form 8-K filed with the Securities and Exchange Commission (“SEC”) on January 7, 2010.

A copy of the Company’s press release related to the matter described above, which was distributed on February 24, 2010, is attached as Exhibit 99.1.

Compensatory Arrangements.
Effective April 1, 2010, the base salaries of Messrs. Schimkaitis and McMasters are increasing $18,300 and $21,750, respectively. The remaining terms of their employment agreements and their current compensatory arrangements are unaffected by their appointments. Messrs. Schimkaitis and McMasters will continue to participate in the various compensation plans applicable to executive officers of the Company, as previously described in the Company’s periodic reports filed with the SEC. Their compensatory arrangements have been disclosed in the “Executive Compensation” section of the Company’s Proxy Statement dated March 27, 2009, filed with the SEC on that same date. Their awards and award targets under the Company’s Performance Incentive Plan (“PIP”) and Cash Bonus Incentive Plan (“CBIP”) remain as disclosed in the Company’s Form 8-K filed with the SEC on January 12, 2010.

The terms of the PIP are fully described in the Company’s Proxy Statement dated March 28, 2005. The 2005 Proxy Statement, with a copy of the PIP attached as Exhibit B thereto, was filed with the SEC on April 5, 2005. The CBIP was adopted by the Company on January 1, 2005, and was included as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the SEC on March 16, 2005. Performance Share Awards are granted to Messrs. Schimkaitis and McMasters in accordance with Performance Share Agreements pursuant to the PIP.

On February 24, 2010, the Compensation Committee of the Board of Directors of the Company recommended and the Board of Directors approved one-time cash bonus awards to three executive officers of the Company. The cash bonus awards were issued under the Company’s Cash Bonus Incentive Plan to the following executive officers: John R. Schimkaitis, $66,541; Michael P. McMasters, $35,190; and Beth W. Cooper, $19,467. In determining the amounts of the awards, the Committee authorized additional cash bonuses equal to the difference between what the officers would have earned under the CBIP based upon Chesapeake's standalone earnings per share (excluding Florida Public Utilities Company’s (“FPU”) earnings post-merger as well as merger-related costs) and Chesapeake’s actual EPS (including FPU’s post-merger earnings and merger-related costs). Mrs. Cooper was also granted an award of $10,566 for her efforts related to the merger. The merger between the Company and FPU was consummated on October 28, 2009.

Item 9.01. Exhibits.

Exhibit 99.1 — Press Release of Chesapeake Utilities Corporation, dated February 24, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

/s/ Beth W. Cooper
Beth W. Cooper
Senior Vice President and Chief Financial Officer

Date: March 2, 2010